As filed with the Securities and Exchange Commission on December 8, 2020

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Delaware	7819	81- 2560811
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807
(855) 398-0443
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Rouhana, Jr., Chairman and Chief Executive Officer

Chicken Soup for the Soul Entertainment Inc.
132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807
(855) 398-0443

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Alan Miller, Esq. Roberto Cortinas, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Facsimile: (212) 818-8881	Brad L. Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
9.50 Notes due 2025	$9,200,000	$1,003.72
Total		$1,003.72

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes up to $1,200,000 in aggregate principal amount of additional notes which may be issued upon the exercise of a 30-day option granted to the underwriters to cover overallotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated December [__], 2020

$8,000,000

9.50% Notes due 2025

We are offering $8.0 million in aggregate principal amount of our 9.50% notes due 2025, which we refer to as the “Notes.” The Notes will be a further issuance of, rank equally in right of payment with, and form a single series for all purposes under the indenture governing the Notes including, without limitation, waivers, amendments, consents, redemptions and other offers to purchase to purchase, with the $22,100,000 aggregate principal amount of 9.50% Notes due 2025 that we issued in July 2020 and August 2020, which we refer to collectively as the “July 2025 Notes.” The Notes will mature on July 31, 2025. We will pay interest on the Notes on March 31, June 30, September 30 and December 31 each year, beginning on [_], 20[_]. We may redeem the Notes in whole or in part at any time, or from time to time on or after July 31, 2022, at the redemption price of par plus accrued interest, as discussed under the caption “Description of the Notes — Optional Redemption” in this prospectus. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

The Notes will be issued under and subject to the terms of the indenture, dated as of July 17, 2020, between us and U.S. Bank National Association, as trustee (the “Indenture”), and the supplemental indenture thereto, dated July 17, 2020, copies of which are incorporated by reference into the registration statement to which this prospectus is a part. The Notes will be our direct unsecured obligations and rank pari passu to all of our currently outstanding unsecured unsubordinated indebtedness, including the July 2025 Notes. We will have the ability to issue additional debt securities with terms different from the Notes without the consent of the holders of the Notes. If we issue additional debt securities, these additional debt securities could rank higher in priority of payment or have a lien or other security interest greater than that accorded to the holders of the Notes. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to all our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness. The repayment of the Notes will not be guaranteed. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.

The July 2025 Notes are listed on the Nasdaq Global Market and have been trading under the symbol “CSSEN” since July 21, 2020. On December 4, 2020, the last reported sale price of the July 2025 Notes on the Nasdaq Global Market was $25.12. We intend to list the Notes offered hereby on the Nasdaq Global Market under the same trading symbol. The Notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest in the Notes that is not included in the trading price.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in the Notes involves significant risks. Please read “Risk Factors” on page 11 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this prospectus and any supplements and amendments thereto.

	Per Note	Total(1)(2)
Public offering price	$	$8,000,000
Underwriting discount	$	$400,000
Proceeds, before expenses, to us(2)	$	$7,600,000

(1)	Ladenburg Thalmann, as representative of the underwriters, may exercise an option to purchase up to an additional $1,200,000 aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus. If this option is exercised in full, the total public offering price will be $9,200,000, the total underwriting discount paid by us will be $460,000, and total proceeds to us, before expenses, will be approximately $8,740,000.

(2)	Total expenses of the offering payable by us, excluding underwriting discounts and commissions, are estimated to be $115,504.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about ____, 2020.

Ladenburg Thalmann

Prospectus dated ____, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information; Information Incorporated by Reference” beginning on page 43 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in any documents incorporated by reference herein is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

You should carefully read this entire prospectus, including the information included and referred to under “Risk Factors” below, the information incorporated by reference in this prospectus, and the financial statements and the other information incorporated by reference in this prospectus, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information; Incorporation by Reference.” We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The industry and market data and other statistical information, if any, contained in this prospectus and in the documents we incorporate by reference are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

CERTAIN CORPORATE INFORMATION AND DEFINITIONS

Our company, Chicken Soup for the Soul Entertainment Inc., is referred to in this prospectus as “CSSE,” the “Company,” or “we” or similar pronouns. References to:

•	“CSS Productions” means Chicken Soup for the Soul Productions, LLC, our immediate parent;

•	“CSS” means Chicken Soup for the Soul, LLC, our intermediate parent company;

•	“CSS Holdings” means Chicken Soup for the Soul Holdings, the parent company of CSS and our ultimate parent company;

•	“Screen Media” means Screen Media Ventures, LLC, a wholly owned subsidiary of CSSE;

•	“A Plus” means A Sharp Inc. (d/b/a A Plus), a wholly owned subsidiary of CSSE;

•	“Pivotshare” means Pivotshare, Inc., a wholly owned subsidiary of CSSE.

•	“Crackle Plus” means Crackle Plus, LLC, a company formed by CSSE and CPE Holdings, Inc. (an affiliate of Sony Pictures Television Inc.); and

•	“Landmark Studio Group” means Landmark Studio Group LLC, a majority owned subsidiary of CSSE.

We and our subsidiaries and affiliates have proprietary rights to the trademarks and trade names used herein, including, among others, Chicken Soup for the Soul®, Crackle®, Popcornflix.com®, Popcornflix Kids®, Truli®, and FrightPix®. Solely as a matter of convenience, trademarks and trade names referred to herein may or may not be accompanied with the marks of “TM” or “®”, however, the absence of such marks is not intended to indicate that the Company or its affiliates or subsidiaries will not assert, to the fullest extent possible under applicable law, their respective rights to such trademarks and trade names.

NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus may include, for example, statements about:

•	our limited operating history;

•	our financial performance, including our ability to generate revenue;

•	the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties our financial performance, including our ability to generate revenue;

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	the ability of our content offerings to achieve market acceptance;

•	the impact of increased competition;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our potential ability to obtain additional financing when and if needed;

•	our ability to protect our intellectual property;

•	our ability to complete strategic acquisitions, including joint ventures and co-production arrangements;

•	our ability to manage growth and integrate acquired operations;

•	uninterrupted service by the third-party service providers we rely on for the distribution of our content and delivery of ad impressions;

•	the potential liquidity and trading of our securities;

•	downward revisions to, or withdrawals of, our credit ratings by third-party rating agencies;

•	regulatory or operational risks;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	the time during which we will be an Emerging Growth Company under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors incorporated by reference or described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the Notes. Please read this entire prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus, carefully.

This prospectus sets forth certain terms of the Notes that we are offering pursuant to this prospectus. On July 17, 2020, we entered into the Supplemental Indenture to the Indenture between us and U.S. Bank National Association, relating to the July 2025 Notes. We will issue the Notes under the same Indenture and Supplemental Indenture, which we refer to collectively as the “Indenture” or the “indenture.” The Notes will be a further issuance of, rank equally in right of payment with, and form a single series with the July 2025 Notes for all purposes under the indenture, including, without limitation, waivers, amendments, consents, redemptions and other offers to purchase and voting. We refer to the “Notes” and the “July 2025 Notes” separately within this prospectus since only the Notes are being offered hereby, but any general discussion of the terms of the Notes also applies to the July 2025 Notes since they are treated as the same under the Indenture.

Overview

Chicken Soup for the Soul Entertainment Inc. operates streaming video-on-demand networks (“VOD”). The Company owns a majority stake in Crackle Plus, a company formed with an affiliate of Sony Pictures Television Inc. (“SPT”), which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle®, Popcornflix, Popcornflix Kids®, Truli®, Pivotshare, Españolflix and FrightPix®. The Company also acquires and distributes video content through Screen Media and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on our networks and is generally also sold to others with the goal of providing our networks access to original and exclusive advertising-supported online video-on-demand (“AVOD”) content at a lower cost and to generate additional revenue and operating cash flow for the Company.

Our majority-owned Crackle Plus subsidiary was formed in partnership with SPT in May 2019. Crackle Plus is one of the largest, independent AVOD network groups in the United States, with viewers streaming an average of approximately 30 million programs per month. The popular network, Crackle®, is the largest Crackle Plus network and a top performer on the industry-leading Roku platform. Our VOD networks deliver popular and original new content covering a wide range of themes, including family, children and faith, as well as proven genres, such as horror and comedy.  We are differentiated among other VOD network operators by our ability to generate original content cost-effectively and by our access to more than 80,000 hours of programming.  Our Screen Media subsidiary has one of the largest independently owned television and film libraries in the industry and provides content to the Crackle Plus networks and third-party networks. Our VOD networks also feature original content produced through our subsidiaries, Landmark Studio Group and A Plus. Our exclusive, perpetual, sublicensable and worldwide license, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”) also allows us to create new Brand-focused AVOD channels, which we expect to do in the future.

We believe CSSE is the only independent AVOD network operator with the proven capability to create and distribute original programming and access to an extensive amount of valuable company-owned and third-party library content.  We believe this differentiation is important at a time of a major shift in consumer viewing habits, as the growth in both availability and quality of high-speed broadband enables consumers to consume video content at any time on any device.

According to industry projections, the global market for AVOD network revenue is expected to increase at a compound annual growth rate of 21% between 2018 and 2024, reaching $56 billion by the end of the period.  At the same time, advertising spending on linear television networks is expected to decline as more viewers transition from pay television subscriptions to online video viewing.  We believe AVOD networks will grow rapidly as consumers seek affordable programming alternatives to multiple subscription video-on-demand (“SVOD”) offerings.

In this environment, our strategy is to build a leading VOD network featuring a range of mass-appeal and thematic programming options.  We are executing on this strategy in three ways:

•	Increasing content. Our “originals and exclusives” focus, supported by our distribution and production business, is designed to distinguish our network brands among viewers. We are able to add to our existing broad base of content without the significant capital outlay of a traditional television or film studio by producing new originals at low cost through creative partnerships, such as our award-winning 2019 series Going from Broke, which has been renewed for a second season. Through Screen Media, we are also acquiring the rights to additional exclusive content. Finally, we are expanding our production capacity through partnerships, the formation of our majority owned subsidiary Landmark Studio Group and acquiring additional content libraries, such as our recent acquisition of the Foresight Unlimited film library.

•	Growing and retaining audience while adding new networks. Our goal is to utilize our increasing, exclusive access to quality programming to grow and retain viewers on our existing networks. As we grow our content libraries, we are also continuously evaluating opportunities to create new thematic networks that feature certain genres and other types of programming that can deliver more targeted advertising opportunities to marketers such as a Chicken Soup for the Soul network for families. Finally, we are also actively evaluating opportunities to acquire additional AVOD networks that can accelerate our path to scale.

•	Building our advertising sales capability. As we grow our stable of networks, we are investing in integration of advertising platform technology stacks and the growth of our sales force. As our advertising sales capability matures, we believe we will be positioned to increase both overall advertising sales and ad insertion rates.

Recent Developments

The Company has recorded strong revenue performance during 2020. Despite industry production delays, Crackle Plus is fully programmed through mid-2021. We have continued to expand our pipeline of original and exclusive content, driving steady viewership to our AVOD platforms and sequential growth in ad impressions. The latest Crackle original series, Spides, drove over one million streams in its first two weeks. Additionally, our distribution and production businesses added meaningful revenue, driven by the TVOD hit The Outpost, which was number one in streams for two consecutive weeks on several platforms, including iTunes, GooglePlay, Spectrum, and FandangoNOW.

Business Strategy

We are a media company operating Crackle Plus, our AVOD and SVOD networks groups, supported by our distribution and production capabilities. Our goal is to grow our network platform organically and through consolidation to establish a leading AVOD business positioned to capture ad revenue as that revenue increasingly moves from linear TV to online video.

Our two main areas of operation are:

Online Networks. We distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TVs, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to consumers across various digital platforms through our SVOD network, Pivotshare. We generate advertising revenues primarily by serving video advertisements to our streaming viewers on our AVOD networks and subscription revenues from customers on our SVOD network.

Our acquisition of Screen Media in 2017 marked our entry into the direct-to-consumer online VOD market through Popcornflix, which has an extensive footprint with apps that have been downloaded more than 27 million times.

Popcornflix is one of the largest AVOD services. Under the Popcornflix brand, we operate a series of direct-to consumer advertising supported channels. As a “free-to-consumer” digital streaming channel, Popcornflix is an extremely popular online video platform that can be found on the web, iPhones and iPads, Android products, Roku, Xbox, Amazon Fire, Apple TV, Chromecast and Samsung and Panasonic internet connected televisions, among others. Popcornflix is currently available in 61 countries, including the United States, United Kingdom, Canada, Australia, Germany, France, and Singapore, with additional territories to be added.

In October 2018, we completed the acquisition of the assets of Truli Media Corp., which operates a nascent global family-friendly and faith-based online video channel (“Truli”). Truli’s content fits strategically in our thematic network plans and includes film, television, music videos, sports, comedy, and educational material.

In May 2019, we launched a new streaming video subsidiary known as Crackle Plus, through which we operate VOD networks including, Crackle and Popcornflix. Viewers are able to watch premium video content, such as films and TV shows on our networks. The networks are accessible through various internet connected digital devices such as mobile, tablet, smart TV and console. The networks primarily earn revenue from advertisements placed on the platform through direct and reseller channels. Our entry into subscription-based VOD was initiated by our acquisition of the Pivotshare VOD platform in August 2018. All of our VOD operations are currently in our Crackle Plus subsidiary.  As a result, Crackle Plus, is one of the largest AVOD companies in the United States as well as a targeted SVOD network provider.  Within Crackle Plus we have been primarily focused on growing our AVOD networks and may turn more attention to our SVOD opportunities in the future.

Television and Film Distribution and Production. We distribute movies and television series worldwide, through Screen Media, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee.

Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable-Spectrum). Our Internet VOD distribution agreements include agreements with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony, Vudu, Plex, Xfinity Flex and Fubo TV, among others.

We have expanded our international distribution capabilities in connection with the acquisition of the Foresight library.

Screen Media’s distribution capabilities across all media give us the ability to monetize various rights to our produced and co-produced television series and films directly, including our content that will be produced through Landmark Studio Group. The cost savings from Screen Media’s distribution capabilities enhance our revenue and profits from our produced or co-produced content. Furthermore, Screen Media supports the programming and content needs of our AVOD networks. The ability to monetize film and TV rights through Screen Media gives us the ability to retain exclusive AVOD rights for some of our acquired or produced films or television series on a cost advantaged basis.

Our approach to content production is focused primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark, our first production co-venture subsidiary. Landmark is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises. Landmark develops, produces, distributes and owns all the intellectual property it creates, building a valuable library. The studio is independent, with the ability to sell its content to any network or platform, while also developing and producing original content for Crackle Plus. Landmark controls all worldwide rights and distributes those rights exclusively through Screen Media.

We plan to enter into other similar co-production arrangements going forward. We will only occasionally produce programming internally.

Competition

We are in a highly competitive business.  The market for streaming entertainment is rapidly changing. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete for viewers and programming with much larger companies which have significant resources and brand recognition, including dominant video on demand providers such as Netflix, HBO Max (including HBO Go), Hulu, Amazon Prime Video, Disney Plus, Apple TV Plus, Fubo TV, Sling TV, and major film and television studios.  We also compete with numerous independent motion picture and television distribution and production companies, television networks, pay television systems and online media platforms for viewers, subscribers, and the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses.

In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

Given such competition, and our stage of development, we emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. We rely on our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Intellectual Property

We are party to a License Agreement with CSS (“CSS License Agreement”) through which we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the Brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all Company-produced content. As a result of the acquisitions of Screen Media, Pivotshare, Crackle, and other smaller libraries and companies, we now own copyrights or global long-term distribution rights to approximately 80,000 hours of content.

We rely on a combination of copyright, trademark, trade secret laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. Our ability to protect and enforce our intellectual property rights is subject to certain risks and from time to time we encounter disputes over rights and obligations concerning intellectual property, which are described more fully in the section titled “Risk Factors.”

Human Capital Resources

As of December 8, 2020, we had 100 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, among others, are provided to us under a management services agreement between the Company and CSS. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. Our compensation program is designed to attract, retain, and motivate highly qualified employees and executives. We use a mix of competitive base salary, performance-based equity compensation awards, and other employee benefits. We believe that our employee and labor relations are good, and we are committed to inclusion and policies and procedures to maintain a safe work environment. The health and safety of our employees, customers and communities are of primary concern. During the COVID-19 pandemic, we have taken significant steps to protect our workforce including but not limited to, working remotely, and implementing social distancing protocols consistent with guidelines issued by federal, state, and local law.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as December 31, 2022, the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual gross revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) we issue more than $1 billion of non-convertible debt over a three-year period.

Summary Risk Factors

An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in this prospectus under the heading “Risk Factors” beginning on page 11. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make interest payments to our noteholders and distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:

•	The Notes will be unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture under which the Notes are issued contains limited protection for holders of the Notes.

•	An increase in market interest rates could result in a decrease in the value of the Notes.

•	An active trading market for the Notes may not develop or may not be sustained, which could limit your ability to sell the Notes and/or adversely impact the market price of the Notes.

•	We may choose to redeem the Notes when prevailing interest rates are relatively low.

•	If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

•	We are not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by a third-party.

•	A downgrade, suspension, or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

•	We have and may continue to incur losses in the operation of our business.

•	We may not be able to generate sufficient cash to service our debt and other obligations.

•	Difficult conditions in the economy generally and our industry specifically resulting from the COVID-19 pandemic may cause interruptions in our operations, a slow-down in the production or acquisition of new content, and changes in demand for our products and services, which may have a material adverse effect on our business operations and financial condition.
•	Competition could have a material adverse effect on our business, financial condition and results of operations.

•	Interruptions in our ability to provide our video on demand products and our service to our customers could damage our reputation, which could have a material adverse effect on us.

•	The occurrence of cyber-incidents, or a deficiency in our cybersecurity or in those of any of our third party service providers, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our business relationships or reputation, all of which could negatively impact our business and results of operations.

•	The loss of key personnel, including our executive officers, could have a material adverse effect on us.

•	Our inability to recruit or retain qualified personnel or maintain access to key third-party service providers and software developers, could have a material adverse effect on us.

•	The market price and trading volume of our securities may be volatile.

•	We are required to make continuing payments to our affiliates, which may reduce our cash flow and profits. Additionally, conflicts of interest may arise between us and our affiliated companies and we have waived rights for monetary damages in the event of such conflicts.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company, all video content assets owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B Common Stock (the “Class B Common Stock”). Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

Our address is 132 East Putnam Avenue, Floor 2W, Cos Cob, CT 06807. Our telephone number is (855) 398-0443, and our website address is https://www.cssentertainment.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

Issuer	Chicken Soup for the Soul Entertainment Inc.
Title of the Securities	9.50% Notes due 2025
Initial Aggregate Principal Amount Being Offered	$8.0 million
Option to Purchase Additional Notes	The underwriters may also purchase from us up to an additional $1.2 million aggregate principal amount of Notes within 30 days of the date of this prospectus (the “Option Notes”).
Public Offering Price	100% of the aggregate principal amount of the Notes.
Principal Payable at Maturity	The principal amount of each Note will be payable on its stated maturity date at the corporate trust office of the Trustee, Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York, New York as we may designate.
Type of Note	Fixed rate note.
Listing	The issued and outstanding July 2025 Notes are listed on the Nasdaq Global Market and have been trading under the trading symbol “CSSEN” since July 21, 2020. We intend to list the Notes on the Nasdaq Global Market under the same trading symbol.
Rating of the Notes	BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. See “Risk Factors — A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.”

Interest Rate	9.50% per year
Day Count Basis	360-day year of twelve 30-day months
Original Issue Date	July 17, 2020
Stated Maturity Date	July 31, 2025
Date Interest Starts to Accrue	Original Issue Date
Interest Payment Dates	Every March 31, June 30, September 30, and December 31, beginning [__], 20[_]. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Interest Periods	The initial interest period for the Notes will be the period from and including the Original Issue Date to, but excluding ______, 202___, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest	March 15, June 15, September 15, and December 15, beginning March 15, 2021.
Specified Currency	U.S. Dollars
Place of Payment	New York City
Ranking of Notes

The Notes will be our direct unsecured obligations and will rank:

•      Pari passu with, which means equal to, all of our currently outstanding unsecured unsubordinated indebtedness issued by us, including the $22.1 million principal amount of the July 2025 Notes. The Notes will also rank pari passu with our general liabilities, which consist of trade and other payables, including any outstanding dividends payable on our 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”), interest and debt fees payable, vendor payables, film acquisition and programming obligations, and accrued participation costs and other expenses such as auditor fees, legal fees, director fees, etc. In total, these general liabilities were approximately $60.6 million as of September 30, 2020. We will have the ability to issue from time to time other debt securities with terms different from the Notes, including terms providing for seniority of such new debt securities, without the consent of the holders of the Notes, as further described below under “—Further Issuances.”

•      Senior to any of our future indebtedness that expressly provides it is subordinated to the Notes. We currently do not have outstanding debt that is subordinated to the Notes and do not currently intend to issue indebtedness that expressly provides that it is subordinated to the Notes. Therefore, the Notes, as currently contemplated, will not be senior to any indebtedness or obligations.

•      Effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant a security interest), including our $10,210,000 film acquisition advance from Great Point Media Limited which is secured by territorial licenses and distribution rights in certain films and productions owned or to be acquired by Screen Media, but only to the extent of the value of the assets securing such indebtedness, as well as any secured indebtedness that we may incur in the future, such as a new loan facility, or any new indebtedness that is initially unsecured to which we subsequently grant a security interest, to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes, and any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes.

•      Structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and financing vehicles, including the unsecured $5,000,000 revolving credit facility between Landmark Studio Group, as borrower, and Cole Investments VII LLC, as lender (of which $2,500,000 is outstanding as of the date of this prospectus), since the Notes are obligations exclusively of Chicken Soup for the Soul Entertainment Inc., and not of any of our subsidiaries. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

Except as described under the captions “Description of the Notes — Events of Default” and “— Merger or Consolidation” in this prospectus, the indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Denominations	We will issue the Notes in denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.
Optional Redemptions

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after July 31, 2022 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof. The redemption price shall include (i) 100% of the outstanding principal amount of the Notes called for redemption on the date fixed for redemption plus (ii) all accrued and unpaid interest payments otherwise payable thereon through the date fixed for redemption. In addition, in the event of a merger or sale of the Company or substantially all of its assets or a majority of the Company’s equity (on an after issued basis) in one or a series of related transactions, we will have the right to redeem the Notes prior to July 31, 2022 in connection with the consummation of such transactions on the foregoing terms.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking Fund	The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.
No Repayment at Option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the Notes.
Covenant Defeasance	The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from the restrictive covenants under the indenture relating to the Notes. The consequences to the holders of the Notes is that, while they no longer benefit from the restrictive covenants under the indenture, and while the Notes may not be accelerated for any reason, the holders of Notes nonetheless could look to us for repayment of the Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making the payment.
Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
Trustee, Paying Agent, Registrar, and Transfer Agent	U.S. Bank National Association
Limitation on Restricted Payments

Upon (i) the failure to pay interest on any Note when such interest is due and payable or (ii) the occurrence of an Event of Default and while any such interest payment remains unpaid or such Event of Default is ongoing, the indenture prohibits us from taking the following actions:

•      Declaring or paying any dividend, making any distribution on or in respect of our capital stock or making any similar payment to the direct or indirect holders of our capital stock in their capacity as such;

•      Purchasing, repurchasing, redeeming, retiring or otherwise acquiring for value any of our capital stock held by any person (other than by us or a subsidiary of ours) or any capital stock of a subsidiary held by any of our affiliates;

•      Purchasing for value, prior to scheduled maturity, any scheduled repayment of any subordinated obligations; or

•      Making any investment in any person.

Events of Default

You will have rights if an Event of Default occurs with respect to the Notes.

The term “Event of Default” in respect of the Notes means any of the following:

•      We do not pay the principal (or premium, if any) of any Note, including any July 2025 Note, when due.

•      We do not pay interest on any Note, including any July 2025 Note, when due, and such default is not cured within 30 days.

•      We remain in breach of any other covenant with respect to the Notes, including the July 2025 Notes, for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25.0% of the principal amount of the Notes, including the July 2025 Notes, as a single series.

•      We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

Further Issuances	We have the ability to issue additional debt securities under the Indenture with terms different from the Notes and, without consent of the holders thereof, as well as the ability to reopen the July 2025 Notes and Notes and issue additional notes in the same series. If we issue additional debt securities, these additional debt securities could rank higher in priority of payment or have a lien or other security interest greater than that accorded to the holders of the Notes.
Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Trustee, the Paying Agent or us will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Risk Factors	Investing in the Notes involves risks. You should carefully consider the risks described under “Risk Factors” in this prospectus, our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the Notes.
Use of Proceeds

We intend to use the net proceeds from the sale of the Notes for working capital and general corporate purposes.   We may also use the proceeds to fund dividend payments, including on our Series A Preferred Stock. If we elect to purchase CPEH’s membership interests in Crackle Plus for cash (instead of using our Series A Preferred Stock), we may use a portion of the proceeds of this offering to purchase such membership interests.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in the Company as set forth in this prospectus and in the documents we incorporate by reference herein. Potential investors also should read and consider the risks and uncertainties discussed under the item “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K, all of which are incorporated herein by reference, and may be amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition, or results of operations could be seriously harmed. In that event, the market price for our securities could decline and you may lose all or part of your investment.

Risks Relating to COVID-19

Our business, results of operations, and financial condition has been and may continue to be impacted by the recent coronavirus (COVID-19) outbreak.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which may impact their productivity. Many of our productions have been paused or delayed, as are productions of third-parties who supply us with content. Many of these paused or delayed productions have commenced or have been planned to commence in the fourth quarter.  Other operating partners have similarly had their operations altered or temporarily suspended, including those partners that we use for our Crackle Plus operations as well as our partners for development, production and post-production of content. To the extent the resulting economic disruption is severe, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays to our operations. Such pauses may cause us to have less new content available on our service, which has had an impact on our revenue and may have a material impact on our business in subsequent quarters, due to reduced consumer demand for and user retention to our services. Temporary operation pauses or permanent shutdowns could result in content asset impairments or other charges and could change the timing and amount of cash outflows associated with operating activity.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; market volatility; the effect on our customers and customer demand for our services; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets in the future, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts customers’ and partners ability or willingness to pay for our services or vendors’ ability to provide services to us, we could see our business and results of operation negatively impacted.

Risks Related to Our Operations

We have incurred operating losses in the past, may incur operating losses in the future and may never achieve or maintain profitability.

As of December 31, 2019 and September 30, 2020, we had an accumulated deficit of approximately $32.7 million and $67.2 million, respectively, and for the year ended December 31, 2019 and the three months ended September 30, 2020, we had a net loss of approximately $35.0 million and $13.0 million, respectively. We expect our operating expenses to increase in the future as we continue to expand our operations. If our revenue and gross profit do not grow at a greater rate than our operating expenses, we will not be able to achieve and maintain profitability. Our indebtedness could limit our flexibility in planning for, or reacting to, changes in the market in which we compete. Although we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service, capital expenditures, cash dividend payments on our Series A Preferred Stock, and cash interest payments on our July 2025 Notes and the Notes offered hereby, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Additionally, we may encounter unforeseen operating or legal expenses, difficulties, complications, delays and other factors that may result in losses in future periods. If our expenses exceed our revenue, we may never achieve or maintain profitability and some or all aspects of our business operations may need to be modified or curtailed.

We may not be able to generate sufficient cash to service our debt and other obligations.

Our ability to make payments on our debt, including our July 2025 Notes and the Notes offered hereby, our cash dividend payments on our Series A Preferred Stock, and our other obligations will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to attain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the July 2025 Notes and the Notes offered hereby, and other obligations, including the cash dividend payments on our Series A Preferred Stock.

If we are unable to service our debt and other obligations from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. Our ability to refinance or restructure our debt and other obligations will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If our cash flows are insufficient to service our debt and other obligations, we may not be able to refinance or restructure any of these obligations on commercially reasonable terms or at all and any refinancing or restructuring could have a material adverse effect on our business, results of operations, or financial condition.

If our cash flows are insufficient to fund our debt and other obligations and we are unable to refinance or restructure these obligations, we may be forced to reduce or delay investments or to sell material assets or operations to meet our debt and other obligations. We cannot assure you that we would be able to implement any of these alternative measures on satisfactory terms or at all or that the proceeds from such alternatives would be adequate to meet any debt or other obligations then due. If it becomes necessary to implement any of these alternative measures, our business, results of operations, or financial condition could be materially and adversely affected.

We do not have a long operating history on which to evaluate our company.

Our predecessor, CSS Productions, was formed in December 2014 and we were formed in May 2016 to acquire CSS Productions’ assets in order to create a discrete, focused entity to pursue video content opportunities using the Chicken Soup for the Soul brand. We focused our company in the area of video on demand in 2017 and have a limited history in operating commercial video on demand offerings. A significant portion of our video on demand operations assets was acquired by us from CPE Holdings, Inc in May 2019, and we have only a limited history in controlling and operating such assets. We face all the risks faced by newer companies in the media industry, including significant competition from existing and emerging media producers and distributors, many of which are significantly more established, larger and better financed than our Company.

We may not realize the advantages we expect from Crackle Plus

In May 2019, we consummated a contribution agreement with CPE Holdings, Inc. (“CPEH”), an affiliate of Sony Pictures Television Inc., pursuant to which we and CPEH contributed certain assets relating to our respective VOD businesses to our newly formed majority owned subsidiary, Crackle Plus.

Our quarterly and annual operating results may fluctuate due to the costs and expenses of acquiring and managing the Crackle Plus business. We may require additional debt or equity financing for the Crackle Plus business, resulting in additional leverage or dilution of ownership therein.

Additionally, CPEH has certain protective voting rights in Crackle Plus. Certain actions require supermajority approval of the board of managers of Crackle Plus, including the managers appointed by CPEH. As a result, our investment in Crackle Plus involves risks that are different from the risks involved in our independent operations. These risks include the possibility that CPEH has economic or business interests or goals that are or become inconsistent with our overall economic or business interests or goals.

The operating agreement between us and CPEH provides CPEH the right to either convert its membership interests in Crackle Plus into common units of Crackle Plus or put its membership interests in Crackle Plus to us at certain times and on the terms specified in the operating agreement. If CPEH elects to convert its membership interest in Crackle Plus into common units of Crackle Plus, our ownership interest will be reduced to a 51% interest. If CPEH exercises its put right, we may pay the purchase price for CPEH’s membership interests in cash or in shares of our Series A Preferred Stock, at our option. Subject to certain limitations, if CPEH has not exercised its put or conversion right by December 14, 2020, CPEH will be deemed to have automatically exercised the put right on December 14, 2020. If we elect to purchase CPEH’s membership interests in Crackle Plus for cash (instead of using our Series A Preferred Stock), we may use a portion of the proceeds of this offering to purchase such membership interests.

If our efforts to attract and retain VOD viewers are not successful, our business may be adversely affected.

Our success depends in part on attracting viewers, retaining them on our VOD service and ultimately monetizing our VOD services and content offerings. As such, we are seeking to expand our viewer base and increase the number of hours that are streamed across our platforms to create additional revenue opportunities. To attract and retain viewers, we need to be able to respond efficiently to changes in consumer tastes and preferences and to offer our viewers access to the content they enjoy on terms that they accept. Effective monetization may require us to continue to update the features and functionality of our VOD offerings for viewers and advertisers.

Our ability to attract viewers will depend in part on our ability to effectively market our services, as well as provide a quality experience for selecting and viewing TV series and movies. Furthermore, the relative service levels, content offerings, pricing and related features of competitors as compared to our service will determine our ability to attract and retain viewers. Competitors include other streaming entertainment providers, including those that provide AVOD and SVOD offerings, and other direct-to-consumer video distributors and more broadly other sources of entertainment that our viewers could choose in their moments of free time. If consumers do not perceive our service offerings to be of value, including if we introduce new or adjust existing features or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain consumers. In addition, many of our consumers originate from word-of-mouth advertising from existing viewers. If we do not grow as expected, we may not be able to adjust our expenditures or increase our revenues commensurate with the lowered growth rate such that our margins, liquidity and results of operation may be adversely impacted. If we are unable to successfully compete with current and new competitors in both retaining our existing viewers and attracting new viewers, our business may be adversely affected.

Changes in competitive offerings for entertainment video could adversely impact our business.

The market for entertainment video is subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, and ad-supported models. All of these have the potential to capture meaningful segments of the entertainment video market. Traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet-based e-commerce or entertainment video providers are increasing their streaming video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, exclusive rights to certain content and significant financial, marketing and other resources. Competitors may secure better terms from content suppliers and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Our competitors also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business may be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

Our long-term results of operations are difficult to predict and depend on the commercial success of our VOD platforms as well as successful monetization of our video content in other ways and the continued strength of the Chicken Soup for the Soul brand.

Video streaming is a rapidly evolving industry, making our business and prospects difficult to evaluate. The growth and profitability of this industry and the level of demand and market acceptance for our VOD platforms and content offerings are subject to a high degree of uncertainty. We believe that the continued growth of streaming as an entertainment alternative will depend on the availability and growth of cost-effective broadband internet access, the quality of broadband content delivery, the quality and reliability of new devices and technology, the cost for viewers relative to other sources of content, as well as the quality and breadth of content that is delivered across streaming platforms. These technologies, products and content offerings continue to emerge and evolve. In addition, many advertisers continue to devote a substantial portion of their advertising budgets to traditional advertising, such as linear TV, radio and print. The future growth of our business depends on the growth of digital advertising, and on advertisers increasing their spend on such advertising. We cannot be certain that they will do so. If advertisers do not perceive meaningful benefits of digital advertising, the market may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.

In addition, monetization of content that we produce and acquire from sources other than our AVOD network is an essential element of our strategy.  Our ability in the long-term to obtain sponsorships, licensing arrangements, co-productions and tax credits and to distribute our original programming and acquired video content will depend, in part, upon the commercial success of the content that we initially produce and distribute and, in part, on the continued strength of the Chicken Soup for the Soul brand.  We cannot ensure that we will produce, acquire, and distribute successful content.  The continued strength of the brand will be affected in large part by the operations of CSS and its other business operations, none of which we control. CSS utilizes the brand through its other subsidiaries for various commercial purposes, including the sale of books (including educational curriculum products), pet foods and other consumer products. Negative publicity relating to CSS or its other subsidiaries or the brand, or any diminution in the perception of the brand could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects. We cannot assure you that we will manage the production and distribution of all of our video content successfully, that all or any portion of our video content will be met with critical acclaim or will be embraced by audiences on a one-time or repeated basis, or that the strength of the Chicken Soup for the Soul brand will not diminish over time.

We may not be successful in our efforts to further monetize our VOD services

Our AVOD platforms generate revenue primarily from digital advertising and audience development campaigns that run across our streaming platform and from content distribution services. Our ability to deliver more relevant advertisements to our viewers and to increase our platform’s value to advertisers and content publishers depends on the collection of user engagement data, which may be restricted or prevented by a number of factors. Viewers may decide to opt out or restrict our ability to collect personal viewing data or to provide them with more relevant advertisements.  While we have experienced, and expect to continue to experience, growth in our revenue from advertising, our efforts to monetize our streaming platform through the distribution of AVOD content are still developing and our advertising revenue may not grow as we expect. This means of monetization will require us to continue to attract advertising dollars to our streaming platform as well as deliver AVOD content that appeals to viewers. Accordingly, there can be no assurance that we will be successful in monetizing our streaming platform through the distribution of ad-supported content.

In addition, with the recent spread of the coronavirus throughout the United States and the rest of the world, companies advertising plans and amounts available for advertising may be significantly restricted or discontinued which could also impact our ability to monetize our AVOD platform.

Our reliance on third parties for content, production and distribution could limit our control over the quality of the finished video content.

We currently have limited production capabilities and are reliant on relationships with third parties for much of these capabilities. Working with third parties is an integral part of our strategy to produce video content on a cost-efficient basis, and our reliance on such third parties could lessen the control we have over the projects. Should the third-party producers we rely upon not produce completed projects to the standards we expect and desire, critical and audience acceptance of such projects could suffer, which could have an adverse effect on our ability to produce and distribute future projects. In particular, due to the global spread of COVID-19, and in response to government mandates and healthcare advisories, certain of our vendors and partners have had their operations altered or temporarily suspended, including vendors that supply us with our streaming content and partners that we use for the development and production of content. Any such production pauses could cause us to have less new content available on our service, which could negatively impact consumer demand for our service, which may in turn adversely impact our advertising revenue. A limited number of content publishers account for a significant portion of the hours streamed on our Crackle Plus and other streaming platforms.  If, for any reason, these publishers fail to provide us with content, whether due to the COVID-19 pandemic or otherwise, our streaming hours, active viewers, and advertising revenue may be adversely affected, and our business may be harmed. Further, either during the COVID-19 pandemic or after it subsides, we cannot be assured of entering into favorable agreements with third-party content producers on economically favorable terms or on terms that provide us with satisfactory intellectual property rights in the completed projects.

An integral part of our strategy is to initially minimize our production, content acquisition and distribution costs by utilizing funding sources provided by others, however, such sources may not be readily available.

The production acquisition and distribution of video content can require a significant amount of capital. As part of our strategy, we seek to fund the production, content acquisition, and distribution of our video content through co-productions, tax credits, film acquisition advances, upfront fees from sponsors, licensors, broadcasters, cable and satellite outlets and other producers and distributors, as well as through other initiatives. Such funding from the aforementioned sources or other sources may not be available on attractive terms or at all, as and when we need such funding. To the extent we are not able to secure agreements of this sort, we may need to curtail the amount of video content being produced or acquired by us or use our operating or other funds to pay for such video content, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Due to the effect of the coronavirus, the interest and ability of sponsors to enter into and invest in co-production agreements may not be attractive or considered at this time.

As we grow, we may seek to fund and produce more of our video content directly, subjecting us to significant additional risks.

Our current strategy of funding the production, acquisition, and distribution of our video content through the payment of upfront fees by third parties may limit the backend return to us. If we should determine to use our own funds to produce, acquire, and distribute more of our video content in order to capture greater backend returns, we would face significant additional risks, such as the need to internally advance funds ahead of revenue generation and cost recoupment and the need to divert some of our resources and efforts away from other operations. In order to reduce these risks, we may determine to raise additional equity or incur additional indebtedness. In such event, our stockholders and our company will be subjected to the risks associated with issuing more equity or increasing our debt obligations.

If studios, content providers or other rights holders are unable or refuse to license content or other rights upon terms acceptable to us, our business could be adversely affected.

Our ability to provide content depends on studios, content providers and other rights holders licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute. If studios, content providers and other rights holders are not or are no longer willing or able to license us content upon terms acceptable to us, our ability to provide content will be adversely affected and/or our costs could increase.

Certain conflicts of interest may arise between us and our affiliated companies and we have waived certain rights with respect thereto.

Our certificate of incorporation includes a provision stating that we renounce any interest or expectancy in any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to CSS Productions and its affiliates (collectively, the “CSS Companies”), except as may be set forth in any written agreement between us and any of the CSS Companies (such as the CSS License Agreement under which CSS has agreed that all video content operations shall be conducted only through CSS Entertainment). This provision also states that, to the fullest extent permitted by Delaware law, our officers, directors and employees shall not be liable to us or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any activities of any of the CSS Companies. As a result of these provisions, there may be conflicts of interest among us and our officers, directors, stockholders or their affiliates, including the CSS Companies, relating to business opportunities, and we have waived our right to monetary damages in the event of any such conflict.

We are required to make continuing payments to our affiliates, which may reduce our cash flow and profits.

We are required to make significant payments to our affiliates as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management and License Fees” in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020. Accordingly, in the aggregate, 10% of our net revenue will be paid to our affiliates on a continuous basis and will not be otherwise available to us.

If a project we are producing incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves.

If a production we are funding incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves. We cannot be certain that any required financing will be available to us on commercially reasonable terms or at all, or that we will be able to recoup the costs of overruns. Increased costs incurred with respect to a project may result in the production not being ready for release at the intended time, which could cause a decline in the commercial performance of the project. Budget overruns could also prevent a project from being completed or released at all and adversely affect our operating results.

We are subject to risks associated with possible acquisitions, business combinations, or joint ventures.

We are actively pursuing discussions and activities with respect to possible acquisitions, sale of assets, business combinations, or joint ventures intended to complement or expand our business, some of which may be significant transactions for us. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction could require us to incur significant costs and cause diversion of management’s time and resources.

Integrating any business that we acquire may be distracting to our management and disruptive to our business and may result in significant costs to us. We could face several challenges in the consolidation and integration of information technology, accounting systems, personnel and operations. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our operating results may fluctuate.

Our operating results are dependent, in part, on management’s estimates of revenue to be earned over the life of a project. We will regularly review and revise our revenue estimates. This review may result in a change in the rate of amortization and/or a write-down of the video content asset to its estimated realizable value. Results of operations in future years depend upon our amortization of our video content costs. Periodic adjustments in amortization rates may significantly affect these results. Further, as many of our third-party relationships will be on a project-by-project basis, the profits, if any, generated from various projects will fluctuate based on the terms of the agreements between us and our third-party producers and distributors.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flows may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend.. Specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for our products and services;

•	introduction of competing products;

•	our operating expenses which fluctuate due to growth of our business;

•	timing and popularity of new video content offerings and changes in viewing habits or the emergence of new content distribution platforms;

•	variable sales cycle and implementation periods for content and services; and

•	the continuing effects of the COVID-19 pandemic and governmental responses thereto.

As a result of the foregoing and other factors, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

Distributors’ failure to promote our video content could adversely affect our revenue and could adversely affect our business results.

We will not always control the timing and way in which our licensed distributors distribute our video content offerings. However, their decisions regarding the timing of release and promotional support are important in determining our success. Any decision by those distributors not to distribute or promote our video content or to promote our competitors’ video content to a greater extent than they promote our content could adversely affect our business, financial condition, operating results, liquidity and prospects.

We are smaller and less diversified than many of our competitors.

Many of the producers and studios with which we compete are part of large diversified corporate groups with a variety of other operations, including television networks, cable channels and other diversified companies such as Amazon, which can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, and other personnel required for production. The resources of the major producers and studios may also give them an advantage in acquiring other businesses or assets, including video content libraries, that we might also be interested in acquiring.

We face risks from doing business internationally.

We intend to increase the distribution of our video content outside the U.S. and thereby derive significant revenue in foreign jurisdictions. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	the Foreign Corrupt Practices Act and similar laws regulating interactions and dealings with foreign government officials;

•	changes in local regulatory requirements, including restrictions on video content;

•	differing cultural tastes and attitudes;

•	differing and more stringent user protection, data protection, privacy and other laws;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates;

•	the spread of communicable diseases, including COVID-19, in such jurisdictions, and government responses to contain the spread of such diseases, including border closures, stay-at-home orders and quarantines, which may impact business in such jurisdictions; and

•	war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenue from non-U.S. sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our video content and the protection of the Chicken Soup for the Soul brand. We protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media. Under the terms of the CSS License Agreement, CSS has the primary right to take actions to protect the Brand, and, if it does not, and we reasonably deem any infringement thereof is materially harmful to our business, we may elect to seek action to protect the Brand ourselves. Although in the former case, we would equitably share in any recovery, and in the latter case, we would retain the entirety of any recovery, should CSS determine not to prosecute infringement of the Brand, we could be materially harmed and could incur substantial cost in prosecuting an infringement of the Chicken Soup for the Soul brand.

Others may assert intellectual property infringement claims against us.

It is possible that others may claim from time to time that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed content, stories, characters and other entertainment or intellectual property. Additionally, although CSS is obligated to indemnify us for claims related to our use of the Chicken Soup for the Soul brand in accordance with the CSS License Agreement, we could face lawsuits with respect to claims relating thereto. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our business involves risks of liability claims for video content, which could adversely affect our results of operations and financial condition.

As a producer and distributor of video content, we may face potential liability for defamation, invasion of privacy, negligence and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against producers and distributors of video content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Piracy of video content may harm our business.

Video content piracy is extensive in many parts of the world, including South America, Asia, and certain Eastern European countries, and is made easier by technological advances and the conversion of video content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of video content on DVDs, Blu-ray discs, from pay-per-view through set-top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of our video content could have an adverse effect on our business.

Any significant disruption in the computer systems of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our viewers is dependent upon the reliable performance of the computer systems of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems or to the internet in general, could make our content unavailable or impair our ability to deliver such content.

Our online activities are subject to a variety of laws and regulations relating to privacy, which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our websites, we use third-party applications, websites, and social media platforms to promote our video content offerings and engage consumers, as well as monitor and collect certain information about consumers. There are a variety of laws and regulations governing individual privacy and the protection and use of information collected from such individuals, particularly in relation to an individual’s personally identifiable information. The United States is seeing the adoption of state-level laws governing individual privacy. This includes the California Consumer Protection Act, Massachusetts General Law 93H and regulations adopted thereunder, and the New York SHIELD Act. Many foreign countries and supranational organizations have adopted similar laws governing individual privacy, such as the EU’s General Data Protection Regulation (“GDPR”), some of which are more restrictive than similar United States laws. If our online activities were to violate any applicable current or future laws and regulations that limit our ability to collect, transfer, and use data, we could be subject to litigation from both private rights of action, class action lawsuits, and regulatory actions, including fines and other penalties. Internationally, we may become subject to evolving, additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

If government regulations relating to the internet or other areas of our business change, we may need to alter the way we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the way we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us such as recent adoption of the European Union’s General Data Protection Regulation. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our operations.

If we experience rapid growth, we may not manage our growth effectively, execute our business plan as proposed or adequately address competitive challenges.

We anticipate continuing to grow our business and operations rapidly. Our growth strategy includes organic initiatives and acquisitions. Such growth could place a significant strain on the management, administrative, operational and financial infrastructure we utilize, a portion of which is made available to us by our affiliates under the Management Agreement between us and CSS (“CSS Management Agreement”). Our long-term success will depend, in part, on our ability to manage this growth effectively, obtain the necessary support and resources under the CSS Management Agreement and grow our own internal resources as required, including internal management and staff personnel. To manage the expected growth of our operations and personnel, we also will need to increase our internal operational, financial and management controls, and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in producing our video content, declines in overall project quality and increases in costs. Any of these difficulties could adversely impact our business financial condition, operating results, liquidity and prospects.

Our exclusive license to use the Chicken Soup for the Soul brand could be terminated in certain circumstances.

We do not own the Chicken Soup for the Soul brand or any other Chicken Soup for the Soul-related assets (including books), other than those assets transferred to us under the CSS Contribution Agreement. The Brand is licensed to us by CSS under the terms of the CSS License Agreement. CSS controls the Brand, and the continued integrity and strength of the Chicken Soup for the Soul brand will depend in large part on the efforts and businesses of CSS and how the brand is used, promoted and protected by CSS, which will be outside of the immediate control of our company. Although the license granted to us under the CSS License Agreement is perpetual, it may be terminated by CSS upon the cessation of our business, our bankruptcy, liquidation, or insolvency, or if we fail to pay any sums due or otherwise fail to perform under the License Agreement within 30 days following delivery of a second written notice by CSS.

We may not be able to realize the entire book value of goodwill and other intangible assets from the formation of Crackle Plus and other acquisitions.

As of December 31, 2019 and September 30, 2020, we had approximately $21.4 million of goodwill and approximately $47.6 million and $32.7 million, respectively, of net intangible assets, primarily related to the formation of Crackle Plus and other acquisitions. We assess goodwill and other intangible assets for impairment at least annually and more frequently if certain events or circumstances warrant. If the book value of goodwill or other intangible assets is impaired, any such impairment would be charged to earnings in the period of impairment. If we determine that goodwill and other intangible assets are impaired in the future, it could have a material adverse effect on our business, financial condition and results of operations.

Claims against us relating to any acquisition or business combination may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s indemnification obligations.

There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally may have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We may require and not be able to obtain additional funding to meet increased capital needs after an acquisition.

Our ability to grow through acquisitions, business combinations and joint ventures and our ability to fund our operating expenses after one or more acquisitions may depend upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets or businesses. If we do not have access to such financing arrangements, and if other funds do not become available on terms acceptable to us, there could be a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our success depends on our management and relationships with our affiliated companies.

Our success depends to a significant extent on the performance of our management personnel and key employees, including production and creative personnel, made available to us through the CSS Management Agreement. The loss of the services of such persons or the resources supplied to us by our affiliated companies could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

To be successful, we need to attract and retain qualified personnel.

Our success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to produce and distribute our video content continues to increase. We cannot assure you that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we were unable to hire, assimilate and retain qualified personnel in the future, such inability could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our Class A common stock, Series A Preferred Stock, and Notes and the trading price of such securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. This may make comparison of our financial statements with another public company which is not an emerging growth company difficult or impossible because of the potential differences in accounting standards used.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Since our content is digitally stored and distributed online, and we accept online payments for various subscription services, we face numerous cybersecurity risks.

We utilize information technology systems, including third-party hosted servers and cloud-based servers, to host our digital content, as well as to keep business, financial, and corporate records, communicate internally and externally, and operate other critical functions. If any of our internal systems or the systems of our third-party providers are compromised due to computer virus, unauthorized access, malware, and the like, then sensitive documents could be exposed or deleted, and our ability to conduct business could be impaired.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, unauthorized access to our systems, computer viruses or other malicious code, denial of service attacks, malware, ransomware, phishing, SQL injection attacks, human error, or other events that result in security breaches or give rise to the manipulation or loss of sensitive information or assets. Cyber incidents can be caused by various persons or groups, including disgruntled employees and vendors, activists, organized crime groups, and state-sponsored and individual hackers. Cyber incidents can also be caused or aggravated by natural events, such as earthquakes, floods, fires, power loss, and telecommunications failures.

To date, we have not experienced any material losses relating to cyber-attacks, computer viruses, or other systems failures. Although we have taken steps to protect the security of data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems’ improper functioning or the improper disclosure of personally identifiable information, such as in the event of cyber-attacks. In addition to operational and business consequences, if our cybersecurity is breached, we could be held liable to our customers or other parties in regulatory or other actions, and we may be exposed to reputation damages and loss of trust and business. This could result in costly investigations and litigation, civil or criminal penalties, fines, and negative publicity.

Certain information relating to our customers, including personally identifiable information and credit card numbers, is collected and maintained by us, or by third parties that do business with us or facilitate our business activities. This information is maintained for a period of time for various business purposes, including maintaining records of customer preferences to enhance our customer service and for billing, marketing, and promotional purposes. We also maintain personally identifiable information about our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and our employees expect that we will adequately protect their personal information, and the regulations applicable to security and privacy are increasingly demanding. Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our customers and market our properties and services.

The occurrence of natural or man-made disasters could result in declines in business that could adversely affect our financial condition, results of operations and cash flows.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods, landslides, tornadoes, typhoons, tsunamis, hailstorms, explosions, climate events or weather patterns and pandemic health events (such as the recent pandemic spread of the novel corona virus known as COVID-19 virus, duration and full effects of which are still uncertain), as well as man-made disasters, including acts of terrorism, military actions, cyber-terrorism, explosions and biological, chemical or radiological events. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations. A natural or man-made disaster also could disrupt the operations of our partners and counterparties or result in increased prices for the products and services they provide to us.

Our chairman and chief executive officer effectively controls our company.

We have two classes of common stock — Class A common stock, each share of which entitles the holder thereof to one vote on any matter submitted to our stockholders, and Class B common stock, each share of which entitles the holder thereof to ten votes on any matter submitted to our stockholders. Our chairman and chief executive officer, William J. Rouhana, Jr., has control over the vast majority of all the outstanding voting power as represented by our outstanding Class B and Class A common stock and effectively controls CSS Holdings and CSS, which controls CSS Productions, and, in turn, our company. Further, our bylaws provide that any member of our board may be removed with or without cause by the majority of our outstanding voting power, thus Mr. Rouhana exerts significant control over our board. This concentration of ownership and decision making may make it more difficult for other stockholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

Risks Related to the Offering

The Notes will be unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our existing and future secured indebtedness, such as any new loan facility or other indebtedness to which we grant a security interest, including our $10,210,000 film acquisition advance from Great Point Media Limited which is secured by territorial licenses and distribution rights in certain films and productions owned or to be acquired by Screen Media, but only to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes.

The Notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

The Notes will be obligations exclusively of Chicken Soup for the Soul Entertainment Inc., and not any of our subsidiaries. In addition, the Notes will not be guaranteed by any third-party, whether an affiliate or unrelated to us. None of the assets of our subsidiaries will be directly available to satisfy the claims of holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such entities (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such entities. Even if we are recognized as a creditor of one or more of these entities, our claims would still be effectively subordinated to any security interests in the assets of any such entity and to any indebtedness or other liabilities of any such entity senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries, including, for example, the unsecured $5,000,000 revolving credit facility between Landmark Studio Group, as borrower, and Cole Investments VII LLC, as lender (of which $2,500,000 is outstanding as of the date of this prospectus). Landmark Studio Group may borrow up to an additional $2,500,000 under the revolving credit facility. In addition, our subsidiaries and these entities may incur substantial indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes are issued contains limited protection for holders of the Notes.

The indenture under which the Notes are issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, except in limited circumstances, the terms of the indenture and the Notes do not restrict our ability to:

•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal or senior in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness that we incur that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in those entities and therefore rank structurally senior to the Notes with respect to the assets of these entities;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including our Series A Preferred Stock or any subordinated indebtedness;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not require us to offer to purchase the Notes in connection with a change of control or any other event (but does afford us the right to redeem the Notes prior to the prescribed redemption date upon the consummation of certain transactions).

Similarly, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. For example, the indenture under which the Notes are issued does not contain cross-default provisions. The issuance or incurrence of any indebtedness with incremental protections could affect the market for and trading levels and prices of the Notes. Additionally, even if we issue indebtedness that ranks equally with the Notes, the holders of such indebtedness will be entitled to share ratably with you any proceeds distributed in connection with any insolvency, liquidation, reorganization, or dissolution, which may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations, and may cause a cross-default on our other obligations, as described elsewhere in these Risk Factors. If new debt is added to our current indebtedness, the related risks that we now face could be compounded.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the Notes may not be sustained, which could limit your ability to sell the Notes or the market price of the Notes.

Although the July 2025 Notes are listed on the Nasdaq Global Market under the trading symbol “CSSEN,” and we intend to list the Notes offered hereby under the same trading symbol, we cannot provide any assurances that an active trading market will develop or be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion.

Accordingly, we cannot assure you that a liquid trading market for the Notes will be sustained, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market is not sustained, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

On or after July 31, 2022, we may choose to redeem the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our existing or future indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. In addition, the lenders under any loan facility or other financing that we may obtain in the future could elect to terminate their commitment, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any such default may constitute a default under the Notes, which could further limit our ability to repay our indebtedness, including the Notes. If our operating performance declines, we may in the future need to seek to obtain waivers from our existing lenders at the time to avoid being in default. If we breach any loan covenants, we may not be able to obtain such a waiver from the lenders. If this occurs, we would be in default under the credit arrangement that we have, the lender could exercise its rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay indebtedness, lenders having secured obligations could proceed against the collateral securing their debt. Because any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes, or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

We will have broad discretion with respect to the use of the proceeds of this offering.

We will have broad discretion to use the net proceeds from this offering for any of the intended purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to determine how the net proceeds will be used. Because of the number and variability of factors that will determine how we use the net proceeds from this offering, their ultimate use may vary. The failure by us to apply these funds effectively could harm our business.

We are not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by a third-party.

We are not obligated to contribute funds to a sinking fund to repay principal or interest on the Notes upon maturity or default. The Notes are not certificates of deposit or similar obligations of, or guaranteed by, any depositary institution. Further, no private party or governmental entity insures or guarantees payment on the Notes if we do not have enough funds to make principal or interest payments.

A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us, the July 2025 Notes, or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

Our credit rating is an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the Notes. Our credit rating, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion.

The Notes have received a rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Neither we nor any underwriter undertakes any obligation to maintain our credit rating or to advise holders of the Notes of any changes in our credit rating. There can be no assurance that our credit rating will remain for any given period of time or that such credit rating will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our company, so warrant.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Notes in this offering for working capital and general corporate purposes. We may also use a portion of the proceeds allocated to general working capital for payments in connection with acquisitions made by us from time to time. We may also use proceed to pay dividends from time to time, including with respect to our Series A Preferred Stock. If we elect to purchase CPEH’s membership interests in CracklePlus for cash (instead of using our Series A Preferred Stock), we may use a portion of the proceeds of this offering to purchase such membership interests.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis;

•	on a pro forma basis giving effect to the sale of Notes in this offering and the receipt of net proceeds of approximately $7,484,496 from this offering, after deducting underwriting commissions of $400,000 and estimated offering expenses payable by us of approximately $115,504 (assuming no exercise of the underwriters’ option to purchase additional Notes).

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” appearing elsewhere in this prospectus, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this prospectus. Any use by us of net proceeds to pay obligations to CPEH (an affiliate of Sony Pictures Television) and its affiliates in lieu of using our Series A Preferred Stock would reduce the amount of net proceeds otherwise available to us for working capital.

	September 30, 2020
	Actual	As Adjusted (1)
	(Unaudited)
Cash and cash equivalents	$9,243,315	$16,727,812
Indebtedness
Notes Payable due 2025, net of deferred offering costs of $1,059,401 actual and $1,459,401 as adjusted	21,040,599	28,640,599
Revolving Credit Facility	2,500,000	2,500,000
Film Acquisition Fund	10,210,000	10,210,000
Total Indebtedness	33,750,599	41,350,599
Stockholder's Equity:
Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 1,732,139 shares issued and outstanding, redemption value of $43,303,475	173	173
Class A common stock, $.0001 par value, 70,000,000 shares authorized; 4,919,195 issued and 4,844,960 outstanding shares	492	492
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,813,938 shares issued and outstanding	782	782
Additional paid-in capital	96,498,618	96,498,618
Deficit	(67,182,836)	(67,182,836)
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)	(632,729)
Total Stockholders' Equity	28,684,500	28,684,500
Total Capitalization	$62,435,099	$70,035,099

(1)	Reflects the full amount of notes offered under this prospectus, for aggregate net proceeds of $7,484,496.

The table above is based on:

●	4,844,960 shares of Class A Common Stock outstanding as of September 30, 2020, and excludes, as of such date:
	o	1,052,500 shares of Class A Common Stock reserved for issuance pursuant to outstanding options and stock awards under our 2017 stock incentive plan (“2017 Plan”);
	o	an additional 197,500 shares of Class A Common Stock available for issuance under the 2017 Plan;

	o	654,747 shares of Class A Common Stock underlying our outstanding Class W warrants with an exercise price of $7.50 per share, 180,618 shares of Class A Common Stock underlying our Class Z warrants with an exercise price of $12.00 per share, 800,000 shares of Class A Common Stock underlying our outstanding Class I Warrants with an exercise price of $8.13 per share, 1,200,000 shares of Class A Common Stock underlying our Class II Warrants with an exercise price of $9.67 per share, 380,000 shares of Class A Common Stock underlying our Class III-A Warrants with an exercise price of $11.61 per share, and 1,620,000 shares of Class A Common Stock underlying our Class III-B Warrants with an exercise price of $11.61 per share.

●	7,813,938 shares of Class B Common Stock outstanding as of September 30, 2020; and

●	1,732,139 shares of Series A Preferred Stock outstanding as of September 30, 2020.

DESCRIPTION OF THE NOTES

The Notes will be issued under the Indenture and Supplemental Indenture, each between us and U.S. Bank National Association, as trustee, and each dated July 17, 2020. We refer to the indenture and the supplemental indenture collectively as the “Indenture” and to U.S. Bank National Association as the “trustee.” The Notes will be a further issuance of rank equally in right of payment with, and form a single series with the July 2025 Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, consent, redemptions and other offers to purchase and voting. We refer to the “Notes” and the “July 2025 Notes” separately in this prospectus since only the Notes are being offered hereby, and any general discussion of the terms of the Notes also applies to the July 2025 Notes since they are treated as the same under the Indenture. The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “— Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to the Notes.

This section includes a description of the material terms of the Notes and the Indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The indenture has been filed as an exhibit to a Current Report on Form 8-K filed by us on July 22, 2020.

General

The Notes will mature on July 31, 2025. The principal payable at maturity will be 100% of the aggregate outstanding principal amount. The interest rate of the Notes is 9.50% per year and will be paid every March 30, June 30, September 30, and December 30, beginning March 30, 2021, and the regular record dates for interest payments will be every March 15, June 15, September 15, and December 15, beginning March 15, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including ____________, 2020, to, but excluding, __________, 202___, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund and holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date.

Except as described under the captions “Events of Default” and “Merger or Consolidation” in this prospectus, the indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after July 31, 2022 (two years from the Original Issue Date) upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof. The redemption price shall include (i) 100% of the outstanding principal amount of the Notes called for redemption on the date fixed for redemption plus (ii) all accrued and unpaid interest payments otherwise payable thereon through the date fixed for redemption. In addition, in the event of a merger or sale of the company or substantially all of its assets or a majority of the Company’s equity (on an after issued basis) in one or a series of related transactions, the Company shall have the right to redeem the Notes prior to July 31, 2022 in connection with the consummation of such transactions on the foregoing terms.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in accordance with the indenture.

If we redeem only some of the Notes, the trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Rating of the Notes

Our Notes have a credit rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and maybe subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. See “Risk Factors — A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.”

Global Securities

Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of The Depository Trust Company, New York, New York, known as DTC, or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “— Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures.”

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date at our office in New York, New York. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

Alternatively, at our option, we may pay any cash interest that becomes due on the Notes by mailing a check to the holder at his, her or its address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

You will have rights if an Event of Default occurs in respect of the Notes, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

•	We do not pay the principal (or premium, if any) of any Note, including any July 2025 Note, when due.

•	We do not pay interest on any Note, including any July 2025 Note, when due, and such default is not cured within 30 days.

•	We remain in breach of a covenant in respect of the Notes, including the July 2025 Notes, for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes, including the July 2025 Notes, as a single series).

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes and July 2025 Notes, as a single series, may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes and July 2025 Notes, as a single series, if  (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the Notes and July 2025 Notes, as a single series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least 25% in principal amount of all the Notes and July 2025 Notes, as a single series, must make a written request that the trustee take action because of the default and must offer indemnity and/or security to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	the holders of a majority in principal amount of the Notes and July 2025 Notes, as a single series, must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the Notes and July 2025 Notes, as a single series, may waive any past defaults other than:

•	the payment of principal or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes.

•	The merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes.

Changes Requiring Your Approval

First, there are changes that we cannot make to the Notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the Notes;

•	reduce any amounts due on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•	change the place or currency of payment on a Note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•	if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In both cases, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.

Defeasance

“Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from the restrictive covenants under the indenture relating to the Notes.

The following defeasance provisions will be applicable to the Notes:

Covenant Defeasance

Under the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money or money and government securities set aside in trust to repay your Notes. If we achieve covenant defeasance and your Notes were subordinated as described under “Indenture Provisions — Ranking” below, such subordination will not prevent the trustee under the indenture from applying the funds available to it from the deposit described in the first bullet to the payment of amounts due in respect of such debt securities for the benefit of the subordinated debtholders. In order to achieve covenant defeasance, we must do the following:

•	Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes either cash or a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.

•	No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

We can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit. Under current U.S. federal tax law the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or constitute a default under, of the indenture or any of our other material agreements or instruments;

•	No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If your Notes were subordinated as described later under “— Indenture Provisions — Ranking,” such subordination would not prevent the trustee under the Indenture from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of such Notes for the benefit of the subordinated debtholders.

Limitation on Restricted Payments Covenant

In addition to any other covenants described in this prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or where securities can be surrendered for payment, payment of taxes by us and related matters, upon (i) the failure to pay interest on any Note when such interest is due and payable or (ii) the occurrence of an Event of Default and while any such interest payment remains unpaid or such Event of Default is ongoing the indenture prohibits us from:

(1)        declaring or paying any dividend, making any distribution on or in respect of our capital stock or making any similar payment to the direct or indirect holders of our capital stock in their capacity as such;

(2)        purchasing, repurchasing, redeeming, retiring or otherwise acquiring (“Purchase”) for value any capital stock of the Company held by any Person (other than capital stock held by the Company or a subsidiary) or any capital stock of a subsidiary held by any Affiliate of the Company;

(3)        purchasing for value, prior to scheduled maturity, any scheduled repayment of any subordinated obligations; or

(4)        making any investment in any Person.

Form, Exchange and Transfer of Certificated Registered Securities

If registered Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the corporate trust office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Ranking

The Notes will be our direct unsecured obligations and will rank:

•	Pari passu with, which means equal to, all of our currently outstanding unsecured unsubordinated indebtedness issued by us, including the approximately $22.1 million principal amount of the July 2025 Notes. The Notes will also rank pari passu with our general liabilities, which consist of trade and other payables, including any outstanding dividend payable on our Series A Preferred Stock, interest and debt fees payable, vendor payables and accrued expenses such as auditor fees, legal fees, director fees, etc. In total, these general liabilities were $60.6 million as of September 30, 2020. We have the ability to issue from time to time other debt securities with terms different from the Notes and, without consent of the holders thereof, as well as the ability to reopen the Notes and issue additional Notes. If we issue additional debt securities, these additional debt securities could rank higher in priority of payment or have a lien or other security interest greater than that accorded to the holders of the Notes.

•	Senior to any of our future indebtedness that expressly provides it is subordinated to the Notes. We currently do not have outstanding debt that is subordinated to the Notes and do not currently intend to issue indebtedness that expressly provides that it is subordinated to the Notes. Therefore, the Notes, as currently contemplated, will not be senior to any indebtedness or obligations.

•	Effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently a grant security interest) ), including our $10,210,000 film acquisition advance from Great Point Media Limited which is secured by territorial licenses and distribution rights in certain films and productions owned or to be acquired by Screen Media, but only to the extent of the value of the assets securing such indebtedness. Because the Notes will not be secured by any of our assets, they will be effectively subordinated to any existing secured indebtedness, any indebtedness that we may incur in the future, such as a new credit facility, or any indebtedness that is initially unsecured to which we subsequently grant a security interest, to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes, and any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes.

•	Structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and financing vehicles, including the unsecured $5,000,000 revolving credit facility, as amended, between Landmark Studio Group, as borrower, and Cole Investments VII LLC, as lender (of which $2,500,000 is outstanding as of the date of this prospectus), since the Notes are obligations exclusively of Chicken Soup for the Soul Entertainment, Inc. and not of any of our subsidiaries. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

Book-Entry Procedures

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes.

Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We will not have and neither the Trustee nor the Paying Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 1.3 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 131 countries and territories that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the Trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), certain U.S. federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income and estate tax considerations applicable to such an investment. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, potentially with retroactive effect. You should consult your own tax advisor with respect to tax considerations that pertain to your purchase, ownership and disposition of the Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency is not the U.S. dollar. It does not deal with beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It also does not address the U.S. federal income tax consequences to beneficial owners of the Notes subject to the special tax accounting rules under Section 451(b) of the Code. In addition, this summary only addresses U.S. federal income tax consequences (and, in the case of a non-U.S. holder certain U.S. federal estate tax consequences), and, except as otherwise noted below, does not address any U.S. state or local or non-U.S. tax consequences. If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the U.S. federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of the Notes under the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) a trust (a) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable Treasury Regulations) to be treated as a domestic trust, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes should consult their own tax advisors.

Taxation of Note Holders

Under present law, the Notes will constitute our indebtedness for U.S. federal income tax purposes and this discussion assumes that to be the case. Accordingly, we intend to treat all payments made with respect to the Notes consistent with this characterization.

Taxation of U.S. Holders. Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are eligible for reduced rates of taxation. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts, for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Unearned Income Medicare Contribution. A tax of 3.8% will be imposed on certain “net investment income” (or “undistributed net investment income,” in the case of estates and trusts) received by taxpayers other than corporations with adjusted gross income above certain threshold amounts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of the Notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Taxation of Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or interest on a Note provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is not a controlled foreign corporation related to the Company through stock ownership, (iii) the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) the non-U.S. holder does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our capital stock of the Company, and (v) the non-U.S. holder has provided a statement prior to the payment of interest in the year in which a payment occurs or in the preceding three years, on an Internal Revenue Service (the “IRS”) Form W-8BEN, Form W-8BEN-E, or other applicable form signed under penalties of perjury that includes its name and address and certifies that the non-U.S. holder is the beneficial owner and is not a U.S. person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder. These forms may be required to be periodically updated.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes at a rate of 30% unless (i) the income is effectively connected with the conduct of a U.S. trade or business (and, under certain income tax treaties, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder), so long as the non-U.S. holder has provided, prior to payment of such interest, an IRS Form W-8ECI or substantially similar substitute form stating that the interest on the Notes is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. in which case the interest will be subject to U.S. federal income tax on a net income basis as applicable to U.S. holders generally (unless an applicable income tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate properly executed IRS forms. The non-U.S. holder must inform the recipient of any changes on these forms within 30 days of such change. These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment maintained in the United States by the non-U.S. holder) and (ii) the non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other taxable disposition and meets certain other conditions (unless such holder is eligible for relief under an applicable income tax treaty). Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent (10%) or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.

Information Reporting and Backup Withholding. A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal and interest on, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable rate may apply.

The amount of interest we pay to a non-U.S. holder on the Notes will be reported to such non-U.S. holder and to the IRS annually on an IRS Form 1042-S even if the non-U.S. holder is exempt from the 30% withholding tax described above. Copies of the information returns reporting those payments and the amounts withheld, if any, may also be made available to the tax authorities in the country where the non-U.S. holder is resident under provisions of an applicable income tax treaty or agreement.

In addition, backup withholding tax and certain other information reporting requirements apply to payments of principal and interest on, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless an exemption applies. Backup withholding and information reporting will not apply to payments we make to a non-U.S. holder if such non-U.S. holder has provided to the applicable withholding agent under penalties of perjury the required certification of their non-U.S. person status as discussed above (and the applicable withholding agent does not have actual knowledge or reason to know that they are a U.S. person) or if the non-U.S. holder is an exempt recipient.

If a non-U.S. holder sells or redeems a Note through a U.S. broker or the U.S. office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting and backup withholding unless such non-U.S. holder provides a withholding certificate or other appropriate documentary evidence establishing that such non-U.S. holder is not a U.S. person to the broker and such broker does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, or the non-U.S. holder is an exempt recipient eligible for an exemption from information reporting and backup withholding. If a non-U.S. holder sells or redeems a note through the foreign office of a broker who is a U.S. person or has certain enumerated connections with the United States, the proceeds from such sale or redemption will be subject to information reporting unless the non-U.S. holder provides to such broker a withholding certificate or other appropriate documentary evidence establishing that the non-U.S. holder is not a U.S. person and such broker does not have actual knowledge or reason to know that such evidence is false, or the non-U.S. holder is an exempt recipient eligible for an exemption from information reporting. In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that the non-U.S. holder is a U.S. person.

You should consult your tax advisor regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is timely furnished to the IRS.

Issues Related to this Offering

Payment of Interest. If the issue price of a Note is less than its stated redemption price at maturity (generally, its principal amount) by more than a de minimis amount, a U.S. holder will be subject to special U.S. federal income tax rules with respect to this original issue discount (“OID”). OID will be considered de minimis if it is less than 0.25% of the stated redemption price at maturity multiplied by the “weighted average maturity” of the Notes. The “weighted average maturity” of a Note is the sum of the following amounts, determined for each installment of principal paid: (i) the number of complete years from the issue date until such principal payment is made, multiplied by (ii) a fraction equal to the amount of such principal payment divided by the Note’s stated redemption price at maturity. U.S. holders of Notes with de minimis OID generally will include the amount of de minimis OID on the Notes in income, as capital gain, on a pro rata basis as principal payments are made on the Notes. It is expected, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of OID for U.S. federal income tax purposes. Accordingly, interest on a Note generally will be included in the income of a U.S. holder as interest income at the time it is accrued or is received in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income. We do not anticipate issuing Notes at an issue price less than the stated redemption price of the Notes at maturity.

Qualified Reopening. We intend to treat the Notes offered hereby as being issued in a “qualified reopening” of the July 2025 Notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the Notes will have the same issue date, the same issue price and the same adjusted issue price as the July 2025 Notes, for U.S. federal income tax purposes. Because the July 2025 Notes were not issued with “original issue discount” for U.S. federal income tax purposes, the Notes offered hereby also will not have original issue discount. The remainder of this discussion assumes that the Notes will be issued in a qualified reopening and will not have original issue discount.

Pre-issuance Accrued Interest. The aggregate purchase price of the Notes issued pursuant to the offering will include amounts attributable to interest that accrued prior to the original issue date the Notes, which is referred to herein as “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the Notes on the first interest payment date after the issuance of the Notes offered hereby.  We intend to take the position that a portion of the first interest payment following the issuance of any Notes pursuant to the offering equal to the excluded pre-issuance accrued interest for such Notes will be treated as a return of such pre-issuance accrued interest and not as an amount payable as interest on the Notes. If this position is respected, our payment of such pre-issuance accrued interest will not be treated as taxable interest income to U.S. holders of the Notes and the amount attributable to the pre-issuance accrued interest will reduce such U.S. holder’s adjusted tax basis in the Notes. Unless otherwise specified, references to “interest” throughout the remainder of this discussion do not include any pre-issuance accrued interest or the return thereof. Any pre-issuance accrued interest paid to a non-U.S. holder, however, may be subject to withholding of U.S. federal income tax if the requirements described above under “Taxation of Non-U.S. Holders” or “Foreign Account Tax Compliance Act” are not met. Prospective purchasers of the Notes are urged to consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Sale, Exchange, or Retirement of Notes. Upon the sale, exchange, retirement, or other disposition of a Note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the U.S. holder’s adjusted tax basis in the Note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Note, but will exclude amounts attributable to accrued but unpaid interest which will be treated as described above under “Payment of Interest.” A U.S. holder’s adjusted tax basis in a Note will generally be the cost of the Note to such U.S. holder.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. Under proposed regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from any sale or disposition of the Notes. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a non-U.S. holder and the status of the intermediaries through which they hold the Notes, non-U.S. holders could be subject to this 30% withholding tax with respect to interest paid on the Notes and proceeds from the sale of the Notes. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

You should consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

UNDERWRITING

Ladenburg Thalmann is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated December ____, 2020, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Ladenburg Thalmann & Co. Inc.	$8,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes (other than those covered by the overallotment option described below) if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the Notes to dealers at the public offering price less a concession not to exceed $_____, or _____% of the aggregate principal amount of the Notes. The underwriting discount of $______ per Note is equal to _____% of the aggregate principal amount of the Notes. If all of the Notes are not sold at the offering price, the representative may change the public offering price and other selling terms. Investors must pay for any Notes purchased on or before ______, 2020. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $1.2 million aggregate principal amount of the Notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed that, for a period of 60 days from the date of this prospectus, we will not, without the prior written consent of Ladenburg, on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing. Ladenburg in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. For purposes of clarity, nothing shall prevent the company from incurring bank indebtedness or trade liabilities in the ordinary course. In addition, our Series A Preferred Stock or future series of substantively similar preferred stock would not be deemed debt securities for purposes of this restriction.

The 60-day period in the preceding paragraph will be extended if  (i) during the last 17 days of the 60-day period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

The July 2025 Notes are listed on the Nasdaq Global Market and have been trading under the symbol “CSSEN” since July 21, 2020 and we intend to list the Notes under the same trading symbol. The Notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price.

The following table shows the public offering price, the underwriting discounts and commissions to be paid to the underwriters and the proceeds, before expenses, to us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

	Per Note	Without Option	With Option
Public offering price	$	$8,000,000	$9,200,000
Underwriting discount (sales load) paid by us(1)	$	$400,000	$460,000
Estimated Proceeds to us, before expenses	$	$7,600,000	$8,740,000

(1)	The expenses associated with the offering, including the underwriting discount, are paid by us and are ultimately borne by our shareholders.

We have agreed to reimburse the underwriters for all reasonable out-of-pocket expenses incurred by them for travel, fees and disbursements of counsel and other consultants in connection with this offering and FINRA filings, up to a maximum of $__________.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $115,504.

We and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the Notes. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the Notes as a result of any market-making activities undertaken by any underwriter. This prospectus is to be used by any underwriter in connection with the offering and, during the period in which a prospectus must be delivered, with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering, Ladenburg Thalmann & Co. Inc., on behalf of the underwriters, may purchase and sell Notes, including the July 2025 Notes, in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Notes and/or July 2025 Notes in excess of the number of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of notes made in an amount up to the number of Notes represented by the underwriters’ overallotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of Notes and/or July 2025 Notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Ladenburg Thalmann & Co. Inc. repurchases Notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of notes, including the July 2025 Notes and Notes sold in the offering. They may also cause the price of notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. The July 2025 Notes are listed on the Nasdaq Global Market and have been trading under the symbol “CSSEN” since July 21, 2020. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of Notes to underwriters for sale to their online brokerage account holders. The representative will allocate Notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Notes may be sold by the underwriters to securities dealers who resell Notes to online brokerage account holders.

Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

The principal business address of Ladenburg Thalmann & Co. Inc. is 277 Park Avenue, 26th floor, New York, New York 10172.

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about [__], 2020, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.

Other Jurisdictions

The Notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Potential Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses, including acting as underwriters for our securities offerings. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Ladenburg Thalmann and National Securities Corporation acted as joint book-running managers of the underwriters offering an aggregate of $22,100,000 principal amount of the July 2025 Notes, for which the underwriters received $1,050,000 in underwriting commissions. Ladenburg Thalmann also acted as the sole book-running manager of the underwritten offering of an aggregate offering amount of $16,162,425 of our Series A Preferred Stock (including the partial exercise by the underwriters of their overallotment option), which was completed on June 29, 2018. Ladenburg Thalmann received an aggregate of $1 million in connection with such offering, consisting of underwriting discounts and commissions and reimbursement of legal costs and expenses. In addition, Ladenburg Thalmann acted as a financial advisor to the Company in connection with the creation of Crackle Plus and was paid an aggregate transaction fee of $1,830,954.

LEGAL MATTERS

The legality of the Notes will be passed on for us by our counsel, Graubard Miller, New York, New York. Graubard Miller and certain of its partners and family members own shares of the Class A Common Stock and Class W Warrants to purchase shares of Class A Common Stock of CSSE and certain Class B membership interests in Chicken Soup for the Soul Holdings, LLC, our ultimate parent company. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York. Graubard Miller has provided legal services to Ladenburg Thalmann & Co. Inc. from time to time.

EXPERTS

The consolidated financial statements of Chicken Soup for the Soul Entertainment Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, are incorporated by reference herein to the Annual Report on Form 10-K for the year ended December 31, 2019, in reliance upon the report of Rosenfield and Company, PLLC, independent registered public accounting firm, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Crackle U.S. (a business of Sony Pictures Entertainment) included in Exhibit 99.1 to Chicken Soup for the Soul Entertainment, Inc.’s Current Report on Form 8-K/A dated July 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the shares offered hereby, including all documents filed as exhibits to any of the foregoing:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14. 2020;

•	our current reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on each of May 15, 2019, July 30, 2019, February 14, 2020, March 20, 2020, April 1, 2020, April 17, 2020, May 15, 2020, June 9, 2020, June 12, 2020, June 22, 2020, July 16, 2020, July 20, 2020, July 22, 2020, July 24, 2020, August 5, 2020, August 17, 2020, September 2, 2020, September 17, 2020, October 19, 2020, November 16, 2020, November 20, 2020, November 24, 2020;

•	our proxy statement on Schedule 14A filed with the SEC on April 29, 2020;

•	our registration statement on Form 8-A effective on July 17, 2020, registering our 9.50% Notes due 2025 under Section 12(b) of the Exchange Act; and

•	our registration statement on Form 8-A effective on June 21, 2017, registering our Class A common stock under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

In addition to accessing the above information through the SEC’s website at www.sec.gov, you may obtain a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Ave., Floor 2W, Cos Cob, Connecticut 06807, telephone number (855) 398-0443.

PROSPECTUS

Ladenburg Thalmann

[*] 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$1,004
FINRA filing fee	2,500
Nasdaq listing fees and expenses	2,500
Accounting fees and expenses	20,000
Legal fees and expenses	50,000
Printing expenses	2,000
Road show expenses	7,500
Transfer agent fees and expenses	10,000
Miscellaneous (1)	20,000
Total	$115,504

(1) This amount represents additional expenses that may be incurred by the Company in connection with the offering, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.

The certificate of incorporation and by-laws of Chicken Soup for the Soul Entertainment Inc. (“CSSE”) provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that CSSE may indemnify to the fullest extent permitted by law all employees. CSSE’s by-laws provide that, if authorized by the Board of Directors, it may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Company Law. Section 145 of the Delaware General Company Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)        Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)        Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)        The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)        A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)        For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)         For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)         The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)        The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eight of CSSE’s certificate of incorporation provides:

“The Company, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.”

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by us during the last three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Share Issuance and Warrants

On July 23, 2020 we entered into a subscription agreement with a single investor pursuant to which we agreed to issue and sell to the investor in a private placement an aggregate of 625,000 unregistered shares of Class A Common Stock at a price of $8.00 per share (which was higher than the 30-day average trailing market price at the time of sale), generating gross proceeds of $5,000,000. The investor received customary registration rights.

On July 23, 2019 we issued 40,000 shares of our Series A Preferred Stock to a single investor in a private placement for $25.00 pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The investor received customary registration rights.

On June 25, 2019, we issued 40,000 shares of our Series A Preferred Stock to a single investor in a private placement for $25.00 per share for aggregate gross proceeds of $1 million. We were required to reimburse the investor’s expenses in connection with the sale, including expenses related to due diligence and legal, equal to 8% of the gross proceeds. The investor received customary registration rights. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

In May 2019, in connection with the consummation of our joint venture, Crackle Plus, we issued to CPEH warrants to purchase (a) 800,000 shares of Class A Common Stock at an exercise price of $8.13 per share; (b)  1,200,000 shares of Class A Common Stock at an exercise price of $9.67 per share; (c)  380,000 shares of Class A Common Stock at an exercise price of $11.61 per share; and (d) 1,620,000 shares of Class A Common Stock at an exercise price of $11.61 per share. All of such warrants have a five-year term commencing on the closing and are exercisable during such term. CPEH has registration rights with respect to the shares of Class A Common Stock underlying the warrants. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Additionally, we issued to Crackle (now CPEH) 37,000 units of preferred equity of Crackle Plus and 1,000 units of common equity of Crackle Plus. From May 2020 to December 14, 2020 (“Exercise Period”), CPEH will have the right to either convert its preferred equity into common equity of Crackle Plus or require us to purchase all, but not less than all, of its interest in Crackle Plus (“Put Option”). We may elect to pay for such interest in cash or through the issuance of Series A Preferred Stock using a price per share of $25. CPEH has registration rights with respect to any shares of Series A Preferred Stock it may be issued in connection with the Put Option. Subject to certain limitations, in the event that CPEH has not converted its preferred equity into common equity of Crackle Plus or exercised its Put Option, CPEH shall be deemed to have automatically exercised the Put Option on the last day of the Exercise Period. On November 12, 2020, the Company and CPEH entered into an amendment (“Amendment” to the JV Operating Agreement to extend the date by which CPEH must exercise the conversion right or Put Option by thirty days, from November 14, 2020 to December 14, 2020.

In December 2018 we completed our acquisition of all of the capital stock of A Sharp Inc. (dba “A Plus”) for an aggregate purchase price of $15,000,000, paid as follows: (i) a reduction by approximately $3.3 million of advances owed by A Plus to the Company, (ii) the issuance of 350,299 Class A Common Stock at a share price of $8.35 totaling a value of approximately $2,925,000 to the individual sellers and (iii) the remaining in cash to CSS in consideration of all of its shares of A Plus as an offset to amounts due pursuant to the intercompany cash management system.

In August 2018, we completed our acquisition of all the capital stock of Pivotshare for approximately $258,000 in cash, the issuance of 134,000 shares of Series A Preferred Stock and the issuance of 74,235 shares of Class A Common Stock.

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-9.

Item 17.	Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned to the purchaser.

(h)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cos Cob, Connecticut, on the 8th day of December, 2020.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ William J. Rouhana, Jr.
Name:	William J. Rouhana, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ William J. Rouhana Jr.	Chairman and Chief Executive Officer	December 8, 2020
	William J. Rouhana Jr.	(Principal Executive Officer)

By:	/s/ Scott W. Seaton	Vice Chairman and Director	December 8, 2020
Scott W. Seaton

By:	/s/ Christopher Mitchell	Chief Financial Officer	December 8, 2020
	Christopher Mitchell	(Principal Financial Officer)

By:	/s/ Daniel Sanchez	Chief Accounting Officer	December 8, 2020
	Daniel Sanchez	(Principal Accounting Officer)

By:	/s/ Amy Newmark	Director	December 8, 2020
Amy Newmark

By:	/s/ Cosmo DeNicola	Director	December 8, 2020
Cosmo DeNicola

By:	/s/ Fred Cohen	Director	December 8, 2020
Fred Cohen

By:	/s/ Christina Weiss Lurie	Director	December 8, 2020
Christina Weiss Lurie

By:	/s/ Diana Wilkin	Director	December 8, 2020
Diana Wilkin

By:	/s/ Martin Pompadur	Director	December 8, 2020
Martin Pompadur

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement between the Company and Ladenburg Thalmann & Co., Inc., as representative of the several underwriters named therein (1)

3.1	Certificate of Incorporation (2)

3.2	Bylaws (2)

4.1	Indenture dated July 17, 2020 by and between the Company and U.S. Bank National Association (3)

4.2	First Supplemental Indenture dated July 17, 2020 between the Company and U.S. Bank National Association, as Trustee (3)

4.3	Form of 9.50% Notes due 2025 (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.2).

5.1	Opinion of Graubard Miller (1)

23.1	Consent of Rosenfield and Company, PLLC (1)

23.2	Consent of PricewaterhouseCoopers LLP (1)

23.3	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture (1)

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information as of and for the year ended December 31, 2019 (4)

(1)	Filed herewith.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 1-A (SEC File No. 024-10704).

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on July 22, 2020.

(4)	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 filed on May 21, 2020 (SEC File No. 333-238588).